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                                                                     EXHIBIT 3.8

                         CERTIFICATE OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF QUANTA SERVICES, INC.


      Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned Vice President, Secretary and General Counsel of Quanta Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

      1.    The name of the Corporation is Quanta Services, Inc.

      2. The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

            "FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is Three Hundred Thirteen Million, Three Hundred Forty Five Thousand, Three Hundred Thirty Three (313,345,333), Three Hundred Million (300,000,000) of which will be shares of Common Stock, having a par value of $0.00001 per share (hereinafter called ("Common Stock"), Three Million, Three Hundred Forty Five Thousand, Three Hundred Thirty Three (3,345,333) of which will be shares of Limited Vote Common Stock, having a par value of $0.00001 per share (hereinafter called "Limited Vote Common Stock") and Ten Million (10,000,000) of which will be shares of Preferred Stock having a par value of $0.00001 per share (hereinafter called "Preferred Stock").

      3. This amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

      Signed this 20th day of October, 2000.


                                           /s/ BRAD EASTMAN
                                          -----------------------------
                                          Brad Eastman
                                          Vice President, Secretary and
                                          General Counsel